EXHIBIT 5.1

                                   OPINION OF
                            JOHN T. FERGUSON II, ESQ.
                               GENERAL COUNSEL OF
                              CK WITCO CORPORATION


                                           April 25, 2000

CK Witco Corporation
One American Lane
Greenwich, Connecticut 06831


Ladies and Gentlemen:

      I am the General Counsel of CK Witco Corporation, a Delaware corporation (the "Company"), and I give this opinion in connection with the preparation of the Company's Registration Statement on Form S-4 (the "Registration Statement"), relating to an offer to exchange (the "Exchange Offer") the Company's 8.50% Senior Notes due 2005 (the "Exchange Notes") for an equal principal amount of the Company's outstanding 8.50% Senior Notes due 2005.

      The Exchange Notes will be issued under that certain Indenture, dated as of March 1, 2000, by and between the Company and Citibank, N.A., as Trustee (the "Indenture").

      I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed, among other things, that (i) the signatures on all the documents that I have examined are genuine, (ii) all documents submitted to me as originals are authentic, and (iii) all documents submitted to me as copies conform to the originals.

      I am qualified to practice law in the Commonwealth of Pennsylvania, and, in rendering the opinions expressed herein, I express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

      Upon the basis of the foregoing, I am of the opinion that the Exchange Notes have been duly authorized by the Company and, when duly executed and delivered by the Company upon the terms set forth in the Exchange Offer, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, or other similar laws relating to or affecting enforcement of creditor's rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      The opinion expressed herein is subject to the following additional qualifications and comments:

     (1) I have assumed that (i) the Trustee under the Indenture is duly organized, validly existing and in good standing under the jurisdiction of its organization and has all the necessary power and authority under applicable federal, state and foreign law to enter into such agreement and


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         perform its respective obligations thereunder and (ii) the Indenture has been duly authorized, executed and delivered by the Trustee thereunder and represents the valid and binding obligation of such Trustee, enforceable against such party in accordance with its terms.

     (2) I express no opinion as to any choice of law provision contained in the Indenture or the Exchange Notes.


     (3) Rights to contribution or indemnification may be limited by or unenforceable as a result of the laws, rules or regulations of any governmental authority or agency thereof or public policy.

     (4) Waivers as to usury, stay or extension laws may be unenforceable.

      This opinion is limited to the matters stated expressly herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

      I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to myself in the Prospectus that is a part of the Registration Statement.



                                Very truly yours,






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